Exhibit 10.3

Prospective Investor: Blockchain Industries

Contact Person: Patrick Moynihan

Email:

Telephone No:

Fax No:

State/Country of Domicile:

Tax Identification Number: 88-0355407

Subscription Amount (USD): $ 50,000

KR2 CRYPTO SPE, LLC

SUBSCRIPTION AGREEMENT FOR ORIGIN PROTOCOL INVESTMENT

THE OFFERING OF SECURITIES DESCRIBED HEREIN HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THIS OFFERING IS MADE PURSUANT TO RULE 506 OF REGULATION D UNDER SECTION 4(2) OF THE SECURITIES ACT, WHICH EXEMPTS FROM SUCH REGISTRATION TRANSACTIONS NOT INVOLVING A PUBLIC OFFERING. FOR THIS REASON, THESE SECURITIES WILL BE SOLD ONLY TO INVESTORS WHO MEET CERTAIN MINIMUM SUITABILITY QUALIFICATIONS DESCRIBED HEREIN.

A SUBSCRIBER SHOULD BE PREPARED TO BEAR THE ECONOMIC RISK OF AN INVESTMENT IN THE LLC FOR AN INDEFINITE PERIOD OF TIME BECAUSE THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE LAWS OF ANY OTHER JURISDICTION, AND, THEREFORE, CANNOT BE SOLD UNLESS THEY ARE SUBSEQUENTLY REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THERE IS NO OBLIGATION OF THE ISSUER TO REGISTER THE MEMBERSHIP INTERESTS UNDER THE SECURITIES ACT OR THE LAWS OF ANY OTHER JURISDICTION. TRANSFER OF THE MEMBER INTERESTS IS ALSO RESTRICTED BY THE TERMS OF THE LLC AGREEMENT RELATING THERETO.

This SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into by and among EVOLVE VC, LLC, a Delaware limited liability company (the “Managing Member”), KR2 CRYPTO SPE, LLC., a Delaware limited liability company (the “SPE”), and the investor identified on SCHEDULE A hereto (the “Investor”) in connection with the Investor’s purchase of a member interest in the SPE (the “Interest”).

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1.	SPE Conditions to Closing. The SPE obligations hereunder are subject to acceptance by the Managing Member of the Investor’s subscription and to the fulfillment, prior to or at the time of closing, of each of the following conditions:

(a)	The Investor is aware that (i) the primary purpose of the SPE is to invest in developing blockchain technologies and cryptocurrency (sometimes referred to as “Tokens”) which is extremely risky and has a very strong possibility of becoming worthless; (ii) further, if the underlying investment of the SPE is successful, Investor can expect to receive an unspecified amount of cryptocurrency transferred to Investor; (iii) once 100% of the available cryptocurrency has been distributed to Investor on a pro-rata basis with the other members of the SPE, then Investor’s member interest in the SPE will be voluntarily cancelled, and Investor will no longer be an equity holder in the SPE; (iv) further, because the Interest has not been registered under the Securities Act, there is currently no public market therefor, (v) the Investor may not be able to avail itself of the provisions of Rule 144 of the Securities Act with respect to the Interest, and (vi) before it is cancelled following distribution of any crypto currency, the Interest cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Investor understands that the SPE is under no obligation, and does not intend, to effect any such registration at any time. The Investor also understands that sales or transfers of the Interest are further restricted by the provisions of the LLC Agreement and, as applicable, securities laws of other jurisdictions and the states of the United States.

(b)	The Investor has full power and authority to make the representations referred to in this Agreement, to purchase the Interest pursuant to this Agreement and the LLC Agreement and to deliver the LLC Agreement and this Agreement. The LLC Agreement and this Agreement create valid and binding obligations of the Investor and are enforceable against the Investor in accordance with their terms.

(c)	The Investor confirms that the Investor has been advised to consult with the Investor’s attorney regarding legal matters concerning the SPE and to consult with independent tax advisers regarding the tax consequences of investing in the SPE. The Investor acknowledges that he, she or it understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Investor acknowledges and agrees that the SPE is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Investor by reason of the Investor’s investment in the SPE.

2.	Anti-Money Laundering Regulations. The Investor hereby acknowledges that the Managing Member and the SPE’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“PATRIOT Act”). In furtherance of such efforts, Investor hereby represents, covenants, and agrees that, to the best of Investors’ knowledge based on reasonable investigation:

(a)	None of Investor’s capital contributions to the SPE (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(b)	To the extent within Investor’s control, none of Investor’s capital contributions to the SPE will cause the SPE or any of its personnel to be in violation of federal anti-money laundering laws, including without limitation the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and any regulations promulgated thereunder.

(c)	The Investor agrees that, if at any time it is discovered that any of the foregoing anti- money laundering representations are incorrect, or if otherwise required by applicable laws or regulations related to money laundering and similar activities, the Managing Member may undertake appropriate actions, and the Investor agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Investor’s Interest in the SPE or freezing the Investor’s account.

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3.	Withholding. The Managing Member is required to withhold a certain portion of the taxable income and gain allocated or distributed to each Investor unless the Investor provides documentation confirming that such Investor is not subject to withholding, or is subject to a reduced rate of withholding.

4.	Miscellaneous. This Agreement may be executed in two or more counterparts. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only with the written consent of the Investor and the Managing Member. This Agreement is not transferable or assignable by the Investor. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware, without giving effect to conflict of law principles thereof.

INVESTOR REPRESENTATIONS

5.	Investor’s Representations. In connection with the Investor’s purchase of the Interest, the Investor makes the following representation on which the Managing Member, the SPE and SPE counsel are entitled to rely:

(a)	The Interest will be held under the following type of ownership [Please check the applicable box.]:

□	Individual

□	Joint Individuals [This includes any person acquiring an interest with his or her spouse in a joint capacity, as community property or similar shared interest.]

6.	Accredited Investor Representation (for Individuals Only; If Entity Skip to Question #8). The Investor makes the following representation regarding the Investor’s status as an “accredited investor” (within the meaning of Rule 501 under the Securities Act).

□	(a) The Investor has a net worth, either individually or upon a joint basis with the Investor’s spouse, of at least $1,000,000 (within the meaning of such terms as used in the definition of “accredited investor” contained in Rule 501 under the Securities Act), or has had individual income in excess of $200,000 for each of the two most recent years, or joint income with the Investor’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

□	(b) The Investor cannot make the representation set forth in the clause above.

7.	Qualified Purchaser Representation (for Individuals Only; If Entity Skip to Question #8). The Investor makes the following representation regarding the Investor’s status as a “qualified purchaser” (within the meaning of Section 2(a)(51) under the United States Investment Company Act of 1940, as amended (the “Companies Act”)).

□	(a) The Investor is an individual (including any person who is acquiring the Interest with his or her spouse in a joint capacity, as community property or similar shared interest) who either individually or together with the Investor’s spouse, owns Investments that are Valued at not less than $5,000,000.

□	(b) The Investor cannot make the representations set forth in the clause above.

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8.	Accredited Investor Representation (for Entities Only; If Individual Answer Question Nos. 6 and 7). The Investor makes one of the following representations regarding the Investor’s status as an “accredited investor” (within the meaning of Rule 501 under the Securities Act), and has checked the applicable representation [Please check the applicable representation.]:

✔	(a) The Investor is a corporation, SPE, limited liability company or business trust, not formed for the purpose of acquiring the Interest, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), in each case with total assets in excess of $5,000,000.

□	(b) The Investor is a bank, insurance company, investment company registered under the Companies Act, a broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934, as amended, a business development company, a Small Business Investment Company licensed by the United States Small Business Administration, a plan with total assets in excess of $5,000,000 established and maintained by a state for the benefit of its employees, or a private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940, as amended.

□	(c) The Investor is an employee benefit plan and either (1) all investment decisions are made by a bank, savings and loan association, insurance company, or registered investment advisor, OR (2) the Investor has total assets in excess of $5,000,000, OR (3) if such plan is a self-directed plan, investment decisions are made solely by persons who are accredited investors.

□	(d) The Investor is an entity in which all of the equity owners qualify (1) under clause (a) of paragraph 15 in Part II (i.e., an accredited individual); OR (2) under clause (a)(i) of paragraph 18 in Part III (i.e., an accredited irrevocable trust); OR (3) under paragraph 27(i) of Part IV (i.e., an accredited IRA); OR (4) under clause (a), (b), or (c) of this paragraph 30 (i.e., an accredited entity); OR (5) under this clause (d) of this paragraph 30.

□	(e) The Investor cannot make any of the representations set forth in clauses (a), (b), (c) or (d) above.

9.	Qualified Purchaser Representation. The Investor makes one of the following representations regarding the Investor’s status as a “qualified purchaser” (within the meaning of Section 2(a)(51) under the Companies Act) [Please check the applicable representation.]:

✔	(a) The Investor is an entity, acting for its own account or the accounts of others described (1) in clause (a) of paragraph 16 in Part II (i.e., a qualified purchaser individual); OR (2) in clause (a) or (b) of paragraph 19 in Part III (i.e., a qualified purchaser trust); OR (3) in paragraph 28(i) of Part IV (i.e., a qualified purchaser IRA); OR (4) in clause (b), (c), (d) or (e) of this paragraph 31 below; OR (5) in this clause (a) of this paragraph 31, that in the aggregate owns and invests on a discretionary basis Investments that are Valued at not less than $25,000,000.

□	(b) The Investor is an entity that owns Investments that are Valued at not less than $5,000,000 and is owned directly or indirectly by two (2) or more natural persons related as siblings, spouses (including former spouses) or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations or trusts established by or for the benefit of such persons.

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□	(c) The Investor is an entity not covered by clause (a) or (b) of this paragraph 31 above and not formed for the specific purpose of acquiring the Interest, as to which each beneficial owner is a person described (1) in clause (a) of paragraph 16 in Part II (i.e., a qualified purchaser individual); OR (2) in clause (a)or (b) of paragraph 19 in Part III (i.e., a qualified purchaser trust); OR (3) under paragraph 28(i) of Part IV above (i.e., a qualified purchaser IRA); OR (4) under clause (a) or (b) of this paragraph 31.

□	(d) The Investor is an entity, all of the outstanding securities of which are owned by persons or entities described (1) in clause (a) of paragraph 16 in Part II (i.e., a qualified purchaser individual); OR (2) in clause (a) or (b) of paragraph 19 in Part III (i.e., a qualified purchaser trust); OR (3) in paragraph 28 of Part IV (i.e., a qualified purchaser IRA); OR (4) under clause (a), (b) or (c) of this paragraph 31 above; OR (5) under this clause (d) of this paragraph 31. [If the Investor belongs to this investor category only, please provide the name of the equity owners of the Investor and the investor category which each such equity owner satisfies.]

□	(e) The Investor is a “qualified institutional buyer” as defined in paragraph (a) of Rule 144A under the Securities Act, acting for its own account, the account of another qualified institutional buyer, or the account of a qualified purchaser; provided that (i) a dealer described in paragraph (a)(1)(ii) of Rule 144A must own and invest on a discretionary basis at least $25,000,000 in securities of issuers that are not affiliated persons of the dealer and (ii) a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A, or a trust SPE referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, will not be deemed to be acting for its own account if investment decisions with respect to the plan are made by the beneficiaries of the plan, except with respect to investment decisions made solely by the fiduciary, trustee or sponsor of such plan.

□	(f) The Investor cannot make any of the representations set forth in clauses (a), (b), (c), (d) or (e) above.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this SUBSCRIPTION AGREEMENT AND INVESTOR QUESTIONNAIRE as of the dates written below.

INDIVIDUAL INVESTOR:	ENTITY INVESTOR:

Blockchain Industries
(Signature)	(Legal Name of Entity)

By: /s/ Patrick Moynihan
(Print Name)
Name: Patrick Moynihan

Date:___________________________________________	Title: CEO

Date: 2/19/2018

CAPITAL COMMITMENT: $ 50,000

SUBSCRIPTION ACCEPTED:

Accepted this 18th day of February, 2018

MANAGING MEMBER:	SPE:

EVOLVE VC, LLC	KR CRYPTO SPE, LLC

By: Evolve VC, LLC
By: /s/ Kamal Ravikant	Its: Managing Member
KAMAL RAVIKANT
Manager

By: /s/ Kamal Ravikant
Kamal Ravikant
Manager

subscription agreement and investor questionnaire signature page

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EXHIBIT A

I.	CERTAIN RISK FACTORS

Prospective investors should be aware that an investment in KR2 Crypto SPE, LLC, the SPE involves an extreme high degree of risk and a real possibility the entire investment becomes worthless. There can be no assurance that the Member’s investment objectives will be achieved, or that an investor will receive a return of its capital, or return of the actual capital itself. In addition, there will be occasions when Managing Member and its affiliates may encounter potential conflicts of interest in connection with the SPE. The following considerations, among others, should be considered before investing.

RISK INHERENT IN BLOCK CHAIN AND CRYPTO CURRENCY INVESTMENTS. The types of investments that the SPE anticipates making involve an extreme high degree of risk. Loss of an investor’s entire investment is possible. The timing of profit realization is highly uncertain. Emerging Block Chain technology and Crypto currencies are extremely speculative and volatile and have a high risk of fraud and/or exposure to hacking. Many crypto currency offers have been exposed as complete fraud, including pump and dump schemes where investors are left with worthless investments. Moreover, other crypto currency investments has been the subject of hacking by criminals where investments were lost without recourse by the investors. Block Chain technologies are in their infancy stage and unproven and not widely adopted and may never be. Accordingly, Investor is aware that investing in crypto currency and block chain technlogoy, such as the underlying investment in Origin Protocol, Inc. and its associated “Token” is extremely risky and could result in the entire loss of Investor’s investment without any fault of the SPE and Managing Member, Evolve VC, LLC.

RELIANCE ON THE MANAGING MEMBER. The Managing Member will have sole discretion over the investment of the SPEs committed to the SPE as well as the ultimate realization of any profits. As such, the pool of SPEs in the SPE represents a blind pool of SPEs. Investors in the SPE will be relying on the Managing Member to conduct the business as contemplated by this Disclosure. The loss of one or more principals of the Managing Member could have a significant adverse impact on the business of the SPE. No assurances can be given that each of such principals will continue to be affiliated with the SPE throughout its term. Notwithstanding any prior experience that such principals may have in making investments of the type expected to be made by the SPE, any such experience necessarily was obtained under different market conditions and with different technologies at the forefront of development. There can be no assurance that the principals of the Managing Member will be able to duplicate prior levels of success.

CHANGING ECONOMIC CONDITIONS. The success of the Managing Member’s investment strategy could be significantly impacted by changing external economic conditions in the United States and global economies. The stability and sustainability of growth in global economies may be impacted by terrorism or acts of war. Changing economic conditions could potentially adversely impact the valuation of the underlying investment in Origin Protocol, and/or the crypto currency issued by Origin Protocol.

NO MARKET; ILLIQUIDITY OF SPE INTERESTS. Except for the underlying crypto currency distributed to Investor, which may have its own lock-up period, an investment in the SPE will be illiquid and involves a high degree of risk. There is no public market for limited SPE interests in the SPE, and it is not expected that a public market will develop. Consequently, Members will bear the economic risks of their investment for the term of the SPE. Prospective investors will be required to represent and agree that they are purchasing the limited SPE interests for their own account for investment only and not with a view to the resale or distribution thereof.

LEGAL, TAX AND REGULATORY RISKS. Legal, tax and regulatory changes could occur during the term of the SPE that may adversely affect the SPE or the value of the underlying investment in Origin Protocol such as rending the crypto currency illegal, valueless and/or worthless.

subscription agreement and investor questionnaire signature page

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EXHIBIT B

FORM W-9 (WITH INSTRUCTIONS)

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EXHIBIT C

FORM W-8BEN, FORM W-8ECI, FORM W-8EXP AND FORM W-8IMY (WITH INSTRUCTIONS)

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EXHIBIT D

SIGNATURE PAGES TO THE LLC AGREEMENT (3 COPIES)

[Provided under separate cover in distribution e-mail]

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LIMITED LIABILITY COMPANY AGREEMENT

OF

KR2 CRYPTO SPE, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THE LIMITED LIABILITY COMPANY UNITS ISSUED IN ACCORDANCE WITH AND REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, THE DELAWARE SECURITIES ACT OR UNDER SIMILAR LAWS OR ACTS OF OTHER STATES IN RELIANCE UPON THE INAPPLICABILITY OF SUCH LAWS UNDER THE CIRCUMSTANCES AND/OR EXEMPTIONS UNDER THOSE ACTS. THESE UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER: (A) THIS LIMITED LIABILITY COMPANY AGREEMENT; AND (B) THE SECURITIES ACT OF 1933 AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

DATED AS OF February 14, 2018

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LIMITED LIABILITY COMPANY AGREEMENT

OF

KR2 CRYPTO SPE, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of KR2 Crypto SPE, LLC, a Delaware limited liability company (the “Company”) is entered into, and shall be effective, as of February 14, 2018 (the “Effective Date”), by and among: (i) the Company; (ii) the members listed on the signature pages hereof (the “Members”); and (iii) such Persons who from time to time hereafter, if any, become members of the Company pursuant to the terms hereof (together with the Members, each a “Member” and, collectively, the “Members” and together with the Company, each a “Party” and, together, the “Parties”) and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

WHEREAS, the Company and the Members wish to set forth their respective rights and obligations by entering into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises made herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.      Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Accredited” shall mean a Person who meets the qualifications of an accredited investor established in Rule 501 of Regulation D of the Securities Act.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)     Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)    Debit to such Capital Account the items described in Regulations Sections 1.7041(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) of and shall be interpreted consistently therewith.

“Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (ii) a partner or member of an entity that holds Units, or (iii) any spouse, child (whether natural or adopted), grandchild, parent, grandparent or sibling of a Holder of Units or a trust or other entity for their benefit. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Federal Rate” means the interest rate specified for debt instruments of equivalent terms pursuant to Code Section 1274(d)(1).

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“Origin Protocol” refers to Origin Protocol, Inc., a Delaware corporation established to launch of a network platform that works with the Ethereum block chain to facilitate the shared economy, such as home rentals, ride share and bike share, without intermediary companies such as Airbnb, Uber, etc.

“Origin token” refers generically to the tokens offered by Origin Protocol, Inc. The tokens to be received from the Company’s investment in Origin Protocol, Inc.

“Capital Contributions” means with respect to any Member, the sum of the amount of cash and the fair market value (on the date contributed) of any property (other than money) contributed to the Company by such Member (or its predecessors in interest) with respect to the Units held by such Member.

“Change of Control” means: (i) the sale, transfer, assignment, conveyance or other disposition (including by merger or consolidation in one transaction or a series of related transactions), of more than 50% of all outstanding equity securities, (ii) the consummation of a consolidation, merger or reorganization unless the equity holders immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined securities of the outstanding securities of the entity resulting from such consolidation, merger or reorganization, (iii) the sale, lease, transfer, assignment, conveyance or other disposition of all or substantially all of the assets, or (iv) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated thereunder) of 50% or more of all outstanding equity securities (including through issuance of new securities).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Subsidiaries” means any business entity of which the Company and/or any of its other subsidiaries directly or indirectly owns at the time more than 50% of the outstanding voting equity interests of such entity.

“Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such fiscal year, except that (i) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such fiscal year and which difference is being eliminated by use of the “remedial method” as defined by Regulations Section 1.704-3(d), Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, that, if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time.

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“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)     the Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as determined by the Manager at the time of contribution;

(ii)     the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (a) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to the Member of more than a de minimis amount of property as consideration for an interest in the Company; (c) the grant of Compensatory Interests (other than a de minimis interest); and (d) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)     The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Manager; and

(iv)     The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 7.3(f) hereof provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Manager determines that an adjustment pursuant to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (i), (ii), (iii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.

“Holder” means any Member that is a holder of Units and any successor Member that is a holder of Units as a result of a Transfer permitted hereunder.

“Evolve” means Evolve VC, LLC a Delaware limited liability company located at 3685 Mt. Diablo Blvd., Ste. 300, Lafayette, CA 94549.

“Liquidity Event” means (i) a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary; or (ii) a Change in Control.

“Manager” means the Manager and each successor duly elected or designated in the manner provided in this Agreement. The Manager as of the Effective Date shall be Evolve. Manager shall not subcontract, transfer and/or assign Manager’s responsibilities hereunder, however, Manager may hire officers, employees and/or contractors to reasonably assist in carryout the business of the Company. The Manager may determine, in the sole discretion of the Manager, that the power of the Manager shall be shared by a board of managers, in which case the word “Manager” shall refer to such board or an individual member of such board as context may require, and the Manager, if then serving shall have the authority to fill all vacancies on such board of managers in the sole discretion of such Manager.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

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“Net Income” and “Net Loss” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such fiscal year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(i)     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph shall be added to such income or loss;

(ii)     Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704- (1)(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;

(iii)     In the event the Gross Asset Value of any Company asset is adjusted pursuant to subdivisions (ii) or (iii) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv)     Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)     In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of “Depreciation”;

(vi)     To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining capital accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and (vii) Any items which are specially allocated pursuant to the provisions of Section 8.3 shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.7042(b)(1) and 1.7042(c).

“Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.752-1(a)(2).

“Percentage Interest” of a Member means the ratio that the aggregate number of Units held by such Member bears to the aggregate number of Units issued and outstanding on a fully diluted basis expressed as a percentage.

“Person” means a natural person, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity, association or group.

“Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time.

“Reward” the amount of Origin token received from the Company’s investment in Origin Protocol and reserved for the Members. The Reward shall be distributed to the Members in proportion to each Member’s fully vested ownership percentage. The amount of Reward and timing of its distribution shall be determined by the Manager.

“Series” means, when used with reference to a Unit, the Series of Units of which such Unit is a part. On the Effective Date, there are two Series of Units. Any new or additional Series may be issued as set forth in this Agreement. At any time that there are two or more Series of Units outstanding, the Company and each Member agree that the intent is that such Series will be treated as separate series in accordance with Section 18-215 of the Act.

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“Transfer” means, with respect to any Units, (i) to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Units or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Units or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Common A Units” is a member interest in the Company which entitles the Common A Unit holder to receive that holder’s pro-rata share in the Reward. Following distribution of 100% of the Reward eligible to be distributed from Origin Protocol to the Company, the holders of Common A Units and the Company agree to cancel all Common A Units. Common A Unit holders shall have no other rights, including the right to vote or information rights. The Company has authorized 9,999,990 Common A Units.

“Common B Units” is a member interest in the Company which entitles the Common B Unit holder to one vote per Common B Unit. Common B Units are not entitled to receive any Reward, but otherwise enjoy the typical rights of a common stock holder in a Delaware corporation. The Company has authorized ten (10) Common B Units.

“Winding Up Year” means the fiscal year in which an event described in Section 11.1 occurs, and each succeeding fiscal year, provided that if an event described in Section 11.1 occurs after the last day of a fiscal year but before the due date of the Company’s federal income tax return (determined without regard to extensions) for such fiscal year, the fiscal year preceding the fiscal year in which an event described in Section 11.1 occurs shall be a Winding Up Year.

ARTICLE II

ORGANIZATION, PURPOSE AND POWERS

Section 2.1.     Name. The name of the Company shall be KR2 Crypto SPE, LLC.

Section 2.2.     Certificate of Formation. The Company was formed by the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on February 6, 2018.

Section 2.3.    Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the laws of the State of Delaware.

Section 2.4.     Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

Section 2.5.     Principal Office. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Manager.

Section 2.6.    Registered Office. The address of the registered office of the Company in the State of Delaware is 16192 Coastal Highway, in the City of Lewes, County of Sussex, 19958.

Section 2.7.    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Harvard Business Services, Inc., 16192 Coastal Highway, in the City of Lewes, County of Sussex, 19958.

Section 2.8.    Qualification in Other Jurisdictions. The Manager shall authorize the Company to be registered or qualified under its own name or under an assumed or fictitious name pursuant to a foreign limited liability company statute or similar laws in any jurisdictions in which the Company owns property or transacts business if such registration or qualification is necessary to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business in such jurisdiction. Any Officer authorized in accordance with the foregoing sentence shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to register or qualify as provided in the foregoing sentence.

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Section 2.9.    Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company on February 14, 2018 in accordance with the Act and shall continue until dissolution of the Company in accordance with Article XI of this Agreement.

Section 2.10.  Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members, Managers, Officers, employees or agents of the Company (including a Person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

ARTICLE III

CAPITALIZATION AND CAPITAL CONTRIBUTIONS

Section 3.1.    Initial Capital Contributions. The Members shall make their initial agree to capital contribution to the Company. To the extent the Managers decide to create new Units, or issue a new class or series of Units, the new Units shall dilute each Member’s Units equally on a pro-rata basis.

Section 3.2.    Additional Contributions. No Member is required, under any circumstances, to make any additional Capital Contributions to the Company. The provisions of this Agreement, including this Section 3.2, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 3.3.    Capital Accounts. With respect to each Member, a capital account shall be maintained on the books of the Company in accordance with Regulations Section 1.704-1(b)(2)(iv) (a “Capital Account”). Each Capital Account shall be adjusted to reflect such Member’s share of allocations and distributions as provided in Articles VIII, IX, and XI of this Agreement, and any additional Capital Contributions to the Company or withdrawals of capital from the Company, including, in such adjustments, the consequences of liabilities assumed, or which are secured by property contributed or distributed, and taking into account Code Section 752(c) and any other applicable provision of the Code and related Regulations. Such Capital Account maintenance provisions, together with the other provisions of this Agreement are intended to and shall further be interpreted and adjusted to comply with the Regulations under Code Section 704(b), and in particular with Regulations Section 1.704-1(b), as determined in good faith by the Manager. Members will have no obligation to restore any negative balance in their respective Capital Account at any time during the term of the Company or upon dissolution and liquidation. Except as otherwise provided in the Regulations, a transferee of all or a portion of a Member’s Units shall succeed to the Capital Account of the transferor to the extent allocable to the transferred Units.

Section 3.4.    Units. Each Member’s limited liability company interests in the Company shall be represented by Units. The Manager shall have the power without the approval of any Member or other Person to make new issuances of Units, repurchase Units, Transfer Units, and other changes effected in accordance with the terms of this Agreement.

Section 3.5.   Members. Each Member of a particular Series shall have the same relative rights, powers and duties as and be identical in all respects to all the other Members of such Series.

Section 3.6.     Additional Units.

(a)    The Company shall not authorize or issue additional Units without the approval of the Manager.

(b)    Subject to Section 3.6(a) and Article V, the Manager may, at any time, admit as additional Members, Persons to whom newly issued Units are issued in accordance with this Agreement.

Section 3.7.    Loans from Manager or Members. The Manager or any Member may, but is not obligated to, loan to the Company such sums as the Manager determines to be appropriate for the conduct of the Company’s business, upon the written consent of the Manager. Any such loans shall be made upon terms and for such maturities as the Manager determines is commercially reasonable.

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ARTICLE IV

MEMBERS; VOTING

Section 4.1.     Members. Manager shall keep track of the name and the mailing address of each Member.

Section 4.2.    Voting and Consent. The Members shall have no voting or consent rights other than those expressly enumerated in this Agreement.

Section 4.3.    Admission of Additional Members. Subject to Section 3.6, Section 5 and Section 8.5(e)(ii), one or more additional or substitute Members of the Company may be admitted to the Company. Subject to the foregoing sentence, any additional or substitute Member shall be admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement and a Unit Purchase Agreement. If a Member Transfers all of its limited liability company interest in the Company pursuant to the terms of this Agreement, such admission shall be deemed effective immediately prior to such Transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

Section 4.4.    Voting Required for Action. The Company, the Manager and the Members shall not take any of the following actions without the prior written consent or approval of the Managers:

(a)     amend, alter, or repeal any provision of the Certificate of Formation, this Agreement or other transaction document in a manner that would prohibit transfers for estate planning purposes.

(b)     authorize any investment and/or create a new series of Units as a subseries of such Series or convert or exchange such Series into a new series of Units;

(c)     material tax allocations.

Section 4.5.    Special Voting Requiring Member Consent. Approval of the following matters requires prior written unanimous consent or unanimous approval by the Members:

(a)     Impose any new payment or performance obligations on the holders of the Units, including the requirement to contribute additional capital;

Section 4.6.     Information; STANDARD OF CARE.

(a)    The Company shall provide Members a K-1 within 90 days after the fiscal year. Members shall NOT have customary inspection rights and the right to make any reasonable requests for information regarding the Company’s finances or operations. The Company will endeavor, but has no obligation, to provide information responsive to such requests.

(b)    THE MANAGER(S) AND ALL OFFICERS OF THE COMPANY ACKNOWLEDGE THAT THEY HAVE A FIDUCIARY DUTY TO THE COMPANY AND ITS MEMBERS. SUCH MANAGER(S) AND OFFICERS AGREE TO BE BOUND BY THE STANDARD OF CARE IN THEIR DEALINGS WITH THE COMPANY AS REQUIRED UNDER DELAWARE LAW.

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ARTICLE V

TRANSFER OF COMPANY INTERESTS

Section 5.1.    Prohibited Transfers.

(a)    Prohibited Transfers. No Member shall Transfer all or any Units:

(i)    if such Transfer would subject the Company to the reporting requirements of the Securities Exchange Act of 1934, as amended, or is prohibited by the Securities Act of 1933, as amended (the “Securities Act”);

(ii)   if such Transfer would cause the Company to lose its status as a partnership for federal income tax purposes or cause the Company to be classified as a “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations promulgated thereunder; and

(iii)  without first complying with the terms of this Agreement to the extent applicable to such Member.

(b)    Permitted Transfers. Subject to Section 5.1(a), any Member may Transfer all or any of its Units to a transferee in each of the following cases (each a “Permitted Transfer”) without following the procedures of Section 5.2 or Section 5.3: in the case of any Member that is an individual upon death, by will or intestacy, to (i) his or her siblings, ancestors, descendants or spouse, or (ii) any trust, limited partnership, limited liability company or other entity established for the sole benefit of any of the foregoing Persons for estate planning purposes. Transfer under Section 5.1(b)(ii) shall be permitted during a Member’s lifetime provide the Member maintains full authority to vote the Member’s Units and no other privileges are afforded transferee until the actual death of the Member.

(c)    Conditions to Transfers. In the case of a Transfer of Units (whether a Permitted Transfer, a Transfer made pursuant to Section 5.2, Section 5.3, Article VI or a Transfer otherwise made pursuant to Section 5.1(b), (i) any transferee in such Transfer shall receive and hold such Units subject to the provisions of this Agreement in the same manner as the transferor and (ii) the requesting Member shall pay the Company’s reasonable out-of-pocket expenses incurred in connection with such Transfer, including fees and expenses of counsel.

Section 5.2.    Right of First Refusal.

(a)     Inside Offer. Subject to the terms of Section 5.1, in the event that any Member (the “Offeror”) desires to Transfer any or all of his, her or its Units in a transaction which is not a Permitted Transfer, the Offeror shall deliver to the Company a written notice of the proposed transaction (hereinafter referred to as a “First Refusal Notice”) to Transfer the Units which shall set forth the name and address of the proposed purchaser (the “Third Party Purchaser”) and the material terms and conditions of the proposed transaction, including the purchase price (which must be paid in cash) and the Series and number of Units (the “Third Party Terms”). The First Refusal Notice shall be accompanied by a written offer (hereinafter referred to as the “Inside Offer”) irrevocable for sixty (60) Business Days from its receipt to sell to the Company, on the same terms and conditions contained in the First Refusal Notice. Upon such occurrence, the Company shall be entitled to purchase any or all of the Units subject to the Inside Offer that it chooses. If the Company accept the Inside Offer, the Company shall purchase and pay for such Units in accordance with the terms of the Inside Offer.

(b)     Right of First Refusal Procedure. If the Units offered by the Offeror are not purchased pursuant to the Inside Offer, or payment therefor is not made in accordance with Sections 5.2(c) and Section 5.2(d), the Offeror may Transfer the Units to the Third Party Purchaser on the same terms and conditions set forth in the First Refusal Notice during the 180-day period immediately following expiration of the Inside Offer, provided that such transferee shall receive and hold such Units subject to the provisions of this Agreement. All Units Transferred pursuant to this Agreement shall remain subject to the terms of this Agreement. Any Units not purchased pursuant to the Inside Offer or by the Third Party Purchaser within such 180-day period may not be Transferred without again offering them to the Company in accordance with this Agreement.

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(c)     Closing. The closing of the purchase of Units subscribed for by the Company pursuant to this Section 5.2 shall be as specified in the written notice from the Company to the Offeror, which date shall not be later than sixty (60) days after the receipt by the Offeror of such notice. At such closing, the Offeror shall deliver to the Company appropriate documents representing ownership of the Units, duly endorsed for Transfer and accompanied by all requisite transfer taxes, if any, and such Units shall be free and clear of any liens, claims, options, charges or encumbrances, and the Offeror shall so represent and warrant, and shall further represent and warrant that such Offeror is the sole record and beneficial owner of the Units. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to effect the sale of the Units, including counterpart signature pages to this Agreement to reflect the status as a Member.

ARTICLE VI

LIQUIDITY RIGHTS

Section 6.1.    Sale of the Company. If a Sale of the Company is approved by the Manager (an “Approved Sale”), the Company and the Members shall comply with the provisions of this Section 6.1. After such approval, the Manager shall have the authority to negotiate the terms of any definitive documentation, and such approval includes approval of a term sheet, letter of intent or other similar document (each an “Approved Sale Term Sheet”), and no further approval shall be required unless the definitive documents materially contradict such Approved Sale Term Sheet. The Manager may abandon any Sale of the Company notwithstanding any approval of such Sale.

(a)    “Sale of the Company” means any sale, merger, reorganization, consolidation, recapitalization, event, transaction or series of transactions involving the Company pursuant to which any Person or group of Persons (other than any Member or their Affiliates) acquires record and beneficial ownership of all outstanding Units.

(b)    An Approved Sale shall be consummated pursuant definitive documentation in form and substance approved pursuant to the approval of the Approved Sale provided that such definitive documentation shall provide that all value provided to the Members in such transaction (whether in exchange for Units or otherwise payable pursuant to the terms of such Sale of the Company) shall be distributed to the Members as if such value were distributed pursuant to Section 9.1(b) (the “Sale Distribution Provision”).

(c)    At the closing of any Sale of the Company that is an Approved Sale, each Member shall (i) sell its Units in accordance with the terms and conditions of the Sale of the Company, free and clear of all liens and encumbrances of any kind (other than those imposed by applicable law), (ii) execute and deliver the definitive documents and Transfer documents that are reasonably necessary or otherwise requested by the Manager as desirable to facilitate such Sale of the Company, (iii) refrain from taking any action that would materially and intentionally delay or interfere with such Sale of the Company, and (iv) otherwise use its commercially reasonable efforts to facilitate the Sale of the Company.

(d)    Cooperation. Each Member and the Company shall cooperate in any Approved Sale and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things proper or advisable in connection with effectuating a Sale of the Company, including, without limitation, with requested by the Manager with respect to a Member and within the power or influence of such Member, and the action of such Member is reasonably necessary or appropriate in connection with any proposed Sale of the Company:

(i)    (A) obtaining and cooperating in obtaining any Governmental Consents and (B) causing to be made and cooperating in making all appropriate regulatory filings or applications, in each case, as promptly as commercially practicable;

(ii)   (A) assisting in the preparation for and participating in customary and reasonable meetings, due diligence sessions and presentations including making available, at reasonable times and locations, appropriate and requested representatives and personnel, and (B) providing reasonable assistance with the preparation of customary materials related to purchaser’s financing, if applicable, including, without limitation, authorizing the distribution of information relating to the Company and Company Subsidiaries to prospective lenders;

(iii)  furnishing to (A) to any proposed purchaser in a Sale of the Company, all reasonably requested information concerning the Company, the Company Subsidiaries and the Company Portfolio Investments, including reasonable access to relevant books and records of the Company, the Company Subsidiaries and the Company Portfolio Investments; and

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(iv)  use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, or reasonably advisable on its part under the definitive documents and applicable law to satisfy the conditions to closing, and to consummate and make effective the transactions contemplated by the applicable definitive documents as soon as practicable.

ARTICLE VII

MANAGEMENT AND OPERATION OF THE COMPANY

Section 7.1.    Manager Managed Company.

(a)    Manager. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Manager. Unless otherwise provided in this Agreement, the Manager shall have the power to do any and all lawful acts necessary or convenient to or for the furtherance of the purposes of the Company set forth in this Agreement.

(b)    Number, Appointment.There shall be one manager, and the Manager shall be Evolve.

(c)    Conflicts of Interest. The Manager shall not be required to devote full time to the Company’s Business, but shall devote such time as necessary to manage the Company’s affairs in an efficient manner. Subject to the other express provisions of this Agreement and subject to other agreements with the Company, if applicable, the Manager, each Member and each officer, if any, of the Company at any time and from time to time may engage in other business ventures of any and every type and description, independently or with others, which is not competitive with and/or conflict with the business of the Company, with no obligation to offer to the Company or any other Member, Manager or officer the right to participate therein. The Manager and Members shall be permitted to invest in any other business ventures of any and every type and description, independently or with others, regardless of whether they are competitive with and/or conflict with the business of the Company, with no obligation to offer to the Company or any other Member, Manager or officer the right to participate therein. In addition to the transaction of business matters contemplated by this Agreement, each of which is hereby expressly authorized and agreed to by each Member on terms not inconsistent with the terms specified in this Agreement, (i) the Company may transact business with the Manager, Member, officer or Affiliate thereof provided the terms of those transactions are not substantially less favorable than those the Company could obtain from unrelated third parties, if a transaction with an unrelated third party is readily available, and (ii) whether or not consistent with clause (i), the Manager, Evolve, any Member and any officer shall be required to disclose in a notice to the Members any transaction or matter (or any proposed transaction or matter) that may be a conflict of interest or potential conflict of interest, and any conflict of interest or potential conflict of interest related to such transaction or matter (or proposed transaction or matter) shall be deemed waived by such Members unless at least one of them notifies the Manager of its objection within thirty (30) days of such notice.

(d)    Compensation of Manager. Manager’s sole compensation shall be twenty percent (20%) of the Reward issued by Origin Protocol to each Common A Unit holder unless the Manager and the Common A Unit holder have a separate written agreement to the contrary. Manager shall not be entitled to any other compensation, however, Manager is authorized to charge the Company, and be reimbursed thereof, for regular outside operating expenses such as legal and accounting.

Section 7.2.    Officers. (intentionally left blank).

ARTICLE VIII

ALLOCATIONS AND OTHER TAX MATTERS

Section 8.1.    General Application. The rules set forth below in this Article VIII shall apply for the purposes of determining each Member’s general allocable share of the items of income, gain, loss or expense of the Company comprising Net Income or Net Loss of the Company for each fiscal year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each fiscal year, the special allocations in Section 8.3 shall be made immediately prior to the general allocations of Section 8.2.

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Section 8.2.    General Allocations.

(a)     Allocations for a Fiscal Year and a Winding Up Year. After giving effect to the allocations required by Section 7.1(l), the items of income, expense, gain and loss of the Company comprising Net Income or Net Loss of the Company for a fiscal year and the Winding Up Year, shall be allocated among the Persons who were Members during such fiscal year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such fiscal year to equal the excess (which may be negative) of:

(i)     the hypothetical distribution (if any) that such Member would receive if, on the last day of the fiscal year: (x) all Company assets, including cash, were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such fiscal year; (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the assets securing such liability); and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 9.1(b), over

(ii)    the sum of: (x) the amount, if any, which such Member is obligated to contribute to the capital of the Company; and (y) such Member’s share of the Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (z) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 8.2(a)(i).

(b)    Loss Limitation. Notwithstanding anything to the contrary in this Section 8.2, the amount of items of Company expense and loss allocated pursuant to this Section 8.2 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. All such items in excess of the limitation set forth in this Section 8.2(d) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all Members, pro rata, in proportion to their Percentage Interests in the applicable Series.

Section 8.3.    Special Allocations. The following special allocations shall be made in the following order:

(a)    Minimum Gain Chargeback. In the event that there is a net decrease during a fiscal year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article VIII, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Regulations Section 1.704-2.

(b)    Qualified Income Offset. Subject to Section 8.3(a), but notwithstanding any other provision of this Article VII, items of income and gain shall be specially allocated to the Members in a manner that complies with the “qualified income offset” requirement of Regulations Section 1.704- 1(b)(2)(ii)(d)(3).

(c)    Deficit Capital Accounts Generally. In the event that a Member has a deficit Capital Account balance at the end of any fiscal year which is in excess of the sum of: (i) the amount such Member is then obligated to restore pursuant to this Agreement; and (ii) the amount such Member is then deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Member shall be specially allocated items of Company income and gain in an amount of such excess as quickly as possible, provided that any allocation under this Section 8.3(c) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article VIII have been tentatively made as if this Section 8.3(c) were not in this Agreement.

(d)   Deductions Attributable to Member Nonrecourse Debt. Any item of Company loss or expense that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Regulations Section 1.752-2) for such Member Nonrecourse Debt.

(e)    Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Company shall be specially allocated among the Members pro rata to their relative ownership of Preferred Shares.

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(f)     Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704- 1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies. The allocations pursuant to Sections 8.3(a), 8.3(b) and 8.3(c) shall be comprised of a proportionate share of each of the Company’s items of income or gain. The amounts of any Company income, gain, loss or deduction available to be specially allocated pursuant to this Section 8.3 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) of the definitions of Net Income and Net Loss.

Section 8.4.    Allocation of Nonrecourse Liabilities. For purposes of determining each Member’s share of Nonrecourse Liabilities, if any, of the Company in accordance with Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be determined in the same manner as prescribed by Section 8.3(e).

Section 8.5.    Other Allocation Rules.

(a)    Tax Allocations; Other Allocation Rules.

(i)   Tax Allocations. Tax allocations of each item of income, gain, loss, or deduction of the Company for federal income tax purposes for each fiscal year or other accounting period of the Company shall be made consistent with and in the same proportion as the corresponding allocations of such items of income, gain, loss or deduction that are made pursuant to Sections 8.2 and 8.3 for such year or period, except that, solely for tax purposes, items of income, expense, gain and loss with respect to Company assets reflected hereunder in the Members’ Capital Accounts and on the books of the Company at values that differ from the Company’s adjusted tax basis in such assets shall be allocated among the Members so as to take account of those differences in a manner which will comply with Code Sections 704(b) and 704(c) and the Regulations promulgated thereunder. The Company shall, at the discretion of the Manager, make, or not make, “curative” or “remedial” allocations (within the meaning of the Regulations Section 1.704-3), provided that the Company shall make “remedial” allocations with respect to the properties contributed or deemed contributed to the Company on or prior to the date hereof.

(ii)   Changes in Members’ Interests. If during any fiscal year or other accounting period of the Company there is a change in any Member’s interest in the Company, the Manager shall allocate Net Income or Net Loss to the Members in the Company in a manner that complies with the provisions of Code Section 706 and the Regulations thereunder.

(iii)  Credits. All tax credits of the Company for a fiscal year or other accounting period (or portion thereof, if appropriate) shall be allocated among the Members in accordance with their interests in such items in a manner reasonably determined by the Manager, consistent with applicable law.

(b)    Tax Withholding.

(i)    If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement each Member shall be treated as having received a distribution under Article IX equal to the portion of the withholding tax allocable to such Member, as reasonably determined by the Manager.

(ii)   If the Company incurs a withholding tax obligation with respect to the share of income allocated to any Member, any amount which is: (A) actually withheld from a distribution that would otherwise have been made to such Member; and (B) paid over to the applicable taxing authority in satisfaction of such withholding tax obligation shall be treated for all purposes under this Agreement as if such amount had been distributed to such Member under Article IX.

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(iii)  Taxes withheld pursuant to Sections 8.5(b)(i) or (ii), but which exceed the amount, if any, actually withheld from a distribution which would otherwise have been made to such Member, shall be treated as an interest-free advance to such Member. Amounts treated as advanced to any Member pursuant to this Section 8.5(b)(iii) shall be repaid by such Member to the Company within 30 days after the Manager gives notice to such Member making demand therefor. Any amounts so advanced and not timely repaid shall bear interest, commencing on the expiration of said 30 day period, compounded monthly on unpaid balances, at an annual rate equal to the Applicable Federal Rate as of such expiration date. The Company shall collect any unpaid amounts from any Company distributions that would otherwise be made to such Member.

(iv)  The Company shall not be liable for any excess taxes withheld in respect of any Member’s Units, and, in the event of any such overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority. If the Company or any of its respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the Manager in its discretion, consultants or agents, becomes liable as a result of a failure to withhold and remit taxes in respect of any Member, then such Member shall, unless otherwise agreed by the Manager in writing, to the fullest extent permitted by law, indemnify and hold harmless the Company or any of its respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the Manager in its discretion, consultants or agents, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability. The provisions contained in this Section 8.5(b) shall survive the termination of the Company, the termination of this Agreement and the Transfer of any Units.

(c)     Tax Classification of the Company. It is intended that the Company be classified as a partnership for United States federal income tax purposes.

(d)    Certain Tax Elections. The Company shall not file any election pursuant to Regulations Section 301.7701-3(c) to be treated as an entity other than a partnership. The Company shall not elect, pursuant to Code Section 761(a), to be excluded from the provisions of subchapter K of the Code.

(e)    Publicly Traded Partnership. To ensure that Units are not traded on an established securities market within the meaning of Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained in this Agreement:

(i)    Establishment of a Market. The Company shall not participate in the establishment of a market or the inclusion of Units thereon; and

(ii)   Non-Recognition of Certain Market Transfers. The Company shall not recognize any Transfer made on any market by: (x) redeeming any Units of a Member; or (y) admitting as a Member any transferee pursuant to a Transfer or otherwise recognizing any rights of any transferee, such as a right of such transferee to receive Company distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company.

(f)     Other Tax Elections.

(i)    Elections by the Company. Except as provided in Section 8.5(a)(i), relating to Code Section 704(c) allocation methods, and Section 8.5(d) hereof, relating to the tax classification of the Company, and Section 8.5(f)(ii) hereof, relating to Code Section 754 elections, and Section 8.5(f)(iii) hereof, the Manager may make, or refrain from making, in its sole and absolute discretion, any tax election provided under the Code, or any provision of state, local or foreign tax law. All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credits among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by Manager. Any determination made pursuant to this Section 8.5(f) by the Manager shall be conclusive and binding on all Members.

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(ii)    The Company shall make, and shall cause any and all eligible Company Subsidiaries to make, an election under Code Section 754.

(iii)   The Company shall make (or refrain from making) any election or utilization of any tax accounting method deemed by them to be necessary or desirable (including, without limitation the closing of the books method) in order to assure that the Members are not with respect to new or additional Series allocated items allocable to periods prior to their respective periods of ownership of Units of such new or additional Series.

(iv)  Election by Members. In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Member, the Manager may, as a condition to furnishing such information or filing such return or report, require such Member to pay to the Company any incremental expenses incurred in connection therewith.

(v)   Other Member Obligations. Promptly upon request, each Member shall provide the Company with any information related to such Member necessary (a) to allow the Company to comply with any tax reporting, tax withholding or tax payment obligations of the Company or (b) to establish the Company’s legal entitlement to an exemption from, or reduction of, withholding or other taxes or similar payments, including U.S. federal withholding tax under Sections 1471 and 1472 of the Code. A Member who acquires a Unit shall promptly furnish to the Company such information as the Company shall reasonably request to enable it to compute the adjustments required by Section 755 of the Code and the Regulations thereunder.

(vi)  Elections with Respect to Issuance of Certain Compensatory Equity Interests. The Managers shall have the right to amend this Agreement without the approval of any other Member upon publication of final regulations in the Federal Register (or other official pronouncement) to (i) direct and authorize the election of a safe harbor under Treasury Regulations Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest that is transferred in connection with the performance of services (“Compensatory Interests”) is treated as being equal to the liquidation value of that interest, (ii) provide for an agreement by the Company and all of its Members to comply with all the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the IRS with respect to such election) with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, and (iii) provide for any other related amendments; provided, however, that (x) such amendment shall not adversely affect the interests of any Member without, in each case, the written consent of each Member so affected, it being understood that the Company’s ability or inability to deduct any amounts with respect to any such Compensatory Interests will not constitute such an adverse effect, and (y) the Manager provides a copy of such amendment to the Members at least 10 days prior to the effective date thereof.

Section 8.6.     Tax Matters Member.

(a)    Designation. If the Manager is a Member the Manager is hereby designated as the tax matters partner within the meaning of Code Section 6231(a)(7) (the “Tax Matters Member”). If the Manager is not a Member, the Manager shall have the power to designate and remove the Tax Matters Member. In such capacity, the Tax Matters Member shall have all of the rights, authority and power, and shall be subject to all of the regulations of, a tax matters partner to the extent provided in the Code and the Regulations.

(b)    Foreign, State and Local Tax Law. If any foreign, state or local tax law provides for a tax matters partner or person having similar rights, powers, authority or obligations, the Tax Matters Member shall also serve in such capacity. In all other cases, the Tax Matters Member shall represent the Company in all tax matters to the extent allowed by law.

(c)    Expenses of the Tax Matters Member. Expenses incurred by the Tax Matters Member as the Tax Matters Member, or in a similar capacity as set forth in this Section 8.6, shall be borne by the Company as Company expenses. Such expenses shall include, without limitation, fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out of pocket costs.

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(d)    Effect of Certain Decisions by Tax Matters Member. Any decisions made by the Tax Matters Member, including, without limitation, whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest shall be made in the Tax Matters Member’s sole and absolute discretion.

(e)    Inconsistent Return Positions. No Member shall file a notice with the IRS under Code Section 6222(b) in connection with such Member’s intention to treat an item on such Member’s Federal income tax return in a manner that is inconsistent with the treatment of such item on the Company’s Federal income tax return, unless such Member has, not less than 30 days prior to the filing of such notice, provided the Tax Matters Member with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Tax Matters Member shall reasonably request.

(f)     Consolidated Audit Rules. In furtherance of the foregoing, in the event the Company is not subject to the consolidated audit rules of Code Section 6221 through 6234 during any taxable year, the Members hereby agree to sign an election pursuant to Code Section 6231(a)(1)(B)(ii) to be filed with the Company’s Federal income tax return for such taxable year to have such consolidated audit rules apply to the Company.

ARTICLE IX

DISTRIBUTIONS

Section 9.1.     Order of Distributions.

(a)    Cash Flow Distributions. Unless modified by the Manager, and subject to Sections 4.4 and 4.5, and Section 9.1(b), the Manager may to the extent permitted by law, with respect to any Series, make distributions of cash generated by operations of the Company and the Company Subsidiaries subject to such Series in the ordinary course of business (but not other assets or cash, including proceeds of borrowing or other financing transactions or proceeds of asset sales, which shall be distributed in accordance with Section 9.1(b)) to the Members of such Series pro rata in proportion to their respective Percentage Interest in such Series.

(b)    Distributions Upon Liquidity Event and Otherwise Outside the Ordinary Course of Business. Upon a Liquidity Event, including a dissolution of the Company in accordance with Section 11.1, and payment to creditors that includes the establishment of reasonable reserves in accordance with Section 11.2 and compliance with Section 18802 of the Act, the Company shall distribute the remaining assets of the Company to the Members as set forth below in this Section 9.1(b). Subject to Section 4.4 and 4.5, the Manager may to the extent permitted by law make distributions of cash generated by activities of the Company and any Company Subsidiaries that are not in the ordinary course of business (including proceeds of borrowing or other financing transactions and proceeds of asset sales) to the Members as set forth below in Section 9.1(b)(i). Any distributions made pursuant to this Section 9.1(b) shall be made in the following order:

(i)    After payment of the amounts contemplated above, 100% of all distributions in respect of each Series shall be paid to all of the Members holding Units of such Series pro rata in proportion to their respective Percentage Interest in such Series.

(c)    Timing of Distributions. The Members acknowledge that the Company shall make Origin token distributions at such times as designated by the Manager, in its sole discretion, and in accordance with the terms set forth herein, provided however, the Manager shall endeavor to distribute Origin token to the Members as soon as they become marketable and/or transferrable and no longer subject to any kind of lock-up or restriction.

(d)    Origin Token Distributions. The Members acknowledge that the Company shall make distributions at such times as designated by the Manager, in its sole discretion, and in accordance with the terms set forth herein.

Section 9.2.    Non-Cash Distributions. Whenever a distribution provided for in this Article IX shall be payable in property other than cash, the value of such distribution shall be deemed to be the Gross Asset Value of such property.

Section 9.3.    Tax Distributions. The Company shall make distributions to Members in the amount equal to any taxes on reportable income arising from such Members’ ownership interest in the Company.

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ARTICLE X

BOOKS AND RECORDS; REPORTS; INSURANCE

Section 10.1.  Books and Records. The Officers will keep appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 10.2 or pursuant to applicable laws. Each Member shall have reasonable access during normal business hours to discuss the operations and business of the Company with the Officers of the Company, and to inspect, audit or make copies of all books, records and other information relative to the operations and business of the Company at its own expense, subject to reasonable confidentiality agreements that the Manager may impose. The Company shall maintain a system of accounting that permits the Company to produce monthly and annual financial statements on the accrual method in accordance with GAAP, and all expenses required to be accrued on a monthly basis, including employee compensation and bonuses, shall be accrued and included in the documents required to be provided pursuant to Section 10.2.

Section 10.2.   Reports.

(a)     Tax Reports. The Company will use reasonable efforts to deliver, within 120 days after the end of each fiscal year, to each Member such Member’s Schedule K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s federal income tax returns, including a statement showing such Member’s share of the Company’s income, gain or loss, expense and credit for such fiscal year for federal income tax purposes. In the event the Company does not deliver such Schedule K-1, the Company will provide good faith estimates to Members intended to assist the Members in estimating taxable income related to the Units held by them.

Section 10.3.  Fiscal Year. The fiscal year of the Company shall be the twelve-month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Manager. The taxable year of the Company for federal and applicable state income tax purposes shall be the same as the Company’s fiscal year unless a different taxable year is required by applicable law.

Section 10.4.  Confidential Information. Notwithstanding anything to the contrary in this Agreement, Members shall have an obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any confidential information of the Company unless disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, the applicable Member shall, to the extent reasonably possible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.1.  Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the Manager, as determined by the Manager using any reasonable method, (ii) the sale of all or substantially all of the assets of the Company and each Series thereof unless otherwise elected by the Manager; and (iii) the entry of a decree of judicial dissolution under Section 18802 of the Act.

Section 11.2.   Liquidation. Upon dissolution of the Company, the Manager or, if one is appointed, an authorized liquidating trustee, shall wind up the Company’s affairs. Upon termination and dissolution of the Company and liquidation of its assets, the Manager or liquidating trustee, as the case may be, shall apply the Company’s assets to the payment of all liabilities owing to creditors in accordance with the applicable law. The Manager or liquidating trustee, as the case may be, shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid by the Manager or liquidating trustee, as the case may be, upon dissolution to a bank or trust company to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period or occurrence of such events as the Manager or liquidating trustee, as the case may be, may in establishing such reserves deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in Section 9.1(b).

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Section 11.3.   Final Allocation. After paying all liabilities to creditors and providing for reserves in accordance with Section 11.2, the Manager or liquidating trustee, as the case may be, shall make a final allocation of all items comprising Net Income and Net Loss to the Members’ Capital Accounts in accordance with Article VIII, which allocation shall take into account any unrealized gains and losses with respect to assets to be distributed in kind in accordance with Sections 1.704 1(b)(2)(iv)(e) and 1.704 1(b)(2)(iv)(f) of the Regulations.

ARTICLE XII

INDEMNIFICATION

Section 12.1.  Right to Indemnification of Manager. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a Manager, while a Manager, is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.

Section 12.2.  Prepayment of Expenses. The Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Section 12 or otherwise.

Section 12.3.  Claims by Managers. If a claim for indemnification or advancement of expenses under this Section 12 is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Company, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 12.4.   Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Company or, while an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Manager in its sole discretion. Notwithstanding the foregoing sentence, the Company shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Manager.

Section 12.5.   Advancement of Expenses of Employees and Agents. The Company may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Manager.

Section 12.6.  Non-Exclusivity of Rights. The rights conferred on any person by this Section 12 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of formation, this Agreement, any other agreement, vote of the Members or disinterested Managers or otherwise. The Manager shall have the power to enter into an additional or supplemental indemnification agreement with the Manager or any Officer providing for indemnification to the maximum extent permitted by applicable law, without the approval of any Member or other Person.

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Section 12.7.   Other Indemnification. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, manager, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person actually collects as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise. Unless specified in a separate agreement between the Manager and the Company, the obligation of the Company to indemnify the Manager shall primary and any other obligation of any other Person to indemnify the Company shall be secondary.

Section 12.8.  Insurance. The Manager may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize the Company or an appropriate Officer or Officers to purchase and maintain at the Company’s expense insurance: (a) to indemnify the Company for any obligation which it incurs as a result of the indemnification of Managers, Officers and employees under the provisions of this Section 12; and (b) to indemnify or insure Managers, Officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this Section 12.

Section 12.9.   Waiver of Business Opportunities Doctrine. To the fullest extent permitted by law, except as set forth in Section 12.10(d) below, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Manager, any Members or their respective Affiliates (collectively, the “Business Opportunities Exempt Parties”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunity Exempt Party. No Business Opportunity Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Business Opportunity Exempt Party shall not be liable to the Company or to its Members for breach of any fiduciary or other duty by reason of the fact that such Business Opportunity Exempt Party pursues or acquires, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company.

Section 12.10.  Other Business.

(a)    The parties hereto expressly acknowledge and agree that:

(i)    the Business Opportunities Exempt Parties may engage in, or possess an interest in, or other business relationship with, other business ventures or arrangements (unconnected with the Company or the Company Subsidiaries) of any kind and description, independently or with others (an “Other Business”);

(ii)   the Business Opportunities Exempt Parties have or may develop a strategic relationship with businesses that are or may be competitive with the Company and the Company Subsidiaries; and

(iii)  the Business Opportunities Exempt Parties will not be prohibited by virtue of their investment in the Company or any of the Company Subsidiaries from pursuing and engaging in any such activities.

(b)    The other Members will not acquire, be provided with an option or opportunity to acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of the Business Opportunities Exempt Parties.

(c)     The parties hereto expressly authorize and consent to the involvement of the Business Opportunities Exempt Parties in any Other Business and expressly waive, to the fullest extent permitted by applicable law, any rights to assert any claim that such involvement breaches any duty owed to any other Member or the Company or to assert that such involvement constitutes a conflict of interest by such Persons with respect to any Member or the Company and nothing contained herein shall limit, prohibit or restrict any designee of the Business Opportunities Exempt Parties from serving on the board of directors or other governing body or committee of any Other Business.

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Section 12.11.  Fiduciary Duties of the Members. Without limiting the fiduciary duties of the Manager, the sole duty and responsibility of any Member pursuant to this Agreement, applicable law or otherwise, shall be to act in the interest of such Member, as determined by the applicable Member in its sole discretion, and there shall be no limitations on such Member’s right to act as determined by the Member in its sole discretion, except as otherwise specifically provided herein. In connection therewith, the Member may take into account only the Member’s best interests and the Member shall not be required to take into account the interest of any other Member or any other Person other than its own. No Member shall have any fiduciary or other implied duties or responsibilities except those expressly set forth herein, nor shall any fiduciary functions, responsibilities, duties, obligations or any liabilities be read into this Agreement or otherwise exist against such Member. To the maximum extent permitted by applicable Law, no Member shall be a trustee or fiduciary for any Member or the Company by reason of this Agreement. To the maximum extent permitted by Law, each Member and the Company waive any fiduciary or other express or implied covenant, duty or other obligation of the Member to the other Members, the Company, any Company Subsidiaries or any Third Party, except for the specific obligations expressly set forth in this Agreement. To the maximum extent allowed by applicable Law, each Member and the Company waive all of the foregoing and all other duties, responsibilities or obligations (fiduciary or otherwise) that might otherwise apply to each.

Section 12.12.  Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Section 12 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE XIII

DISCLOSURE AND WAIVER OF CONFLICTS OF INTEREST

Section 13.1. The Members, the Manager and the Company acknowledge and agree that: (i) the attorneys and law firm that prepared this Agreement (“Attorney”) acted as legal counsel to the Company and its Manager and not any individual Member; (ii) the Members have been advised by the Attorney that the interests of the Members are opposed to each other and are opposed to the interests of the Company and to the interests of the Manager and, accordingly, the Attorney’s representation of the Company and its Manager may not be in the best interests of Members; and (iii) each of the Members have been advised by the Attorney to retain separate legal counsel. THE MEMBERS, THE MANAGER AND THE COMPANY: (A) DESIRE THE ATTORNEY TO REPRESENT THE COMPANY AND ITS MANAGER; (B) ACKNOWLEDGE THAT THE MEMBERS HAVE BEEN ADVISED TO RETAIN SEPARATE COUNSEL AND HAVE EITHER RETAINED SEPARATE COUNSEL OR WAIVED THEIR RIGHT TO DO SO; AND (C) FOREVER WAIVE ANY CLAIM THAT THE ATTORNEY’S REPRESENTATION OF THE COMPANY AND ITS MANAGER OR PREPARATION OF THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT CONSTITUTES A CONFLICT OF INTEREST.

ARTICLE XIV

MISCELLANEOUS

Section 14.1.  Amendments. Except as otherwise expressly set forth in this Agreement, this Agreement may not be modified, altered, supplemented or amended (by merger, repeal, or otherwise) except pursuant to a written agreement executed and delivered by the Manager, and any modification, alteration, supplement or amendment shall be binding on all Parties hereto, whether or not such Parties consent thereto.

Section 14.2.  Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other Parties and that the other Parties will not have an adequate remedy at law. Therefore, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

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Section 14.3.   Applicable Law and Dispute Resolution. The laws of the State of Delaware shall govern this Agreement, excluding any conflict of laws rules. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Act to the extent of any inconsistency or contradiction between them. Any dispute between any of the Parties hereto or any claim by a Party against another Party arising out of or relating to this Agreement any alleged breach hereof, shall be determined in accordance with the following dispute resolution procedures:

(a)    First, senior representatives of the Parties that are involved in the dispute shall meet and confer in good faith to attempt to resolve the dispute as among themselves. If after ten (10) Business Days, such Parties are not able to resolve the dispute as among themselves, any such Party to the dispute may elect by written notice to the other such Parties to submit such dispute to be resolved through binding arbitration.

(b)    Second, if applicable, arbitration shall be conducted by a single arbitrator in accordance with the commercial arbitration rules then in force with the American Arbitration Association (“AAA”). The arbitration shall be conducted in Boulder, Colorado and shall be subject to the substantive law of the State of Delaware. If the Parties in dispute cannot agree upon an arbitrator, each such Party shall be entitled to select one arbitrator and all of such arbitrators together shall agree upon another arbitrator to conduct the arbitration. All of the arbitrators selected shall be disinterested persons and individuals skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute, and each shall have at least ten (10) years of experience in negotiating agreements regarding the issuance of securities. In the event that any Party involved in the arbitration shall fail to designate an arbitrator within thirty (30) days following a written request by another such Party to do so, the arbitrators that have been selected shall choose the arbitrator to conduct the arbitration. If the selected arbitrators fail to agree upon the appointment of an arbitrator to conduct the arbitration within thirty (30) days following a written request from any Party to do so, the arbitrator to conduct the arbitration shall be selected by the AAA at the request of any of the Parties in the dispute. The decision rendered by the arbitrators shall be accompanied by a written opinion in support thereof and shall be final, conclusive and binding upon the Parties in the dispute without right of appeal.

(c)    Judgment upon any such decision may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision of an order of enforcement, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the Parties against whom enforcement is ordered. The fees and expenses of such arbitration shall be borne by the non-prevailing Party, as determined by such arbitration.

(d)    Notwithstanding anything to the contrary, any Party may seek injunctive relief, including a temporary restraining order or a preliminary injunction, from a court of competent jurisdiction. The sole venue and jurisdiction for any such matter or action shall be the Federal or state courts residing in Boulder, Colorado.

Section 14.4.  Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

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Section 14.5.  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of transmission); or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company or the Manager:

Attn: Manager Evolve VC, LLC

3685 Mt. Diablo Blvd., Ste. 300

Lafayette, CA 94549

kamal@evolve.vc

With a copy to:

Vasquez Benisek & Lindgren LLP Attn: Eric Benisek, Esq. ebenisek@vbllaw.com

If to any Member, to such Member at the address set forth under such Member’s name on Exhibit A or any other address which the Manager believes is the last known address of such Member or at which the Manager believes such Member may be contacted.

Section 14.6.  Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 14.7.  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party except in accordance with the terms hereof.

Section 14.8.   Intentionally Left Blank.

Section 14.9.   Intentionally Left Blank.

Section 14.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any executed counterpart may be delivered by email or other electronic transmission, and facsimile signatures, including those delivered by email or other electronic transmission shall be binding as originals.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first written above.

THE COMPANY:

KM CRYPTO SPE, LLC

By:	/s/ Kamal Ravikant
Kamal Ravikant, Managing Member
Evolve VC, LLC, the manager for KM Crypto SPE, LLC

MEMBER SIGNATURES:

Blockchain Industries

By: /s/ Patrick Moynihan
For Blockchain Industries

SIGNATURE PAGE TO KR2 CRYPTO SPE, LLC AGREEMENT PG. 1

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